EXHIBIT 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
David J. Gunter
Executive Vice President & Chief Financial Officer
T: (561) 682-8367
E: David.Gunter@Ocwen.com

OCWEN FINANCIAL CORPORATION ANNOUNCES
CLOSING OF $60 MILLION PIPE INVESTMENT

WEST PALM BEACH, Fla., April 6, 2009 -- Ocwen Financial Corporation (NYSE: OCN) is pleased to announce the closing on April 3, 2009 of the previously disclosed agreement to sell 5,471,500 shares of the Company’s Common Stock in a private placement transaction for a price of $11.00 per share. The Company realized approximately $60 million in proceeds from this issuance. The purchasers, most of whom are existing Ocwen shareholders, are affiliated with a prominent Boston-based investment management firm, and purchased approximately 8% of the Company’s total outstanding shares pursuant to this new issuance. Along with their existing stockholdings, the purchasers own approximately 9.6% of Ocwen’s total outstanding shares as of the closing of the transaction.

The Company further consummated the repurchase from William C. Erbey, its Chairman of the Board and Chief Executive Officer, of one million shares of the Company’s Common Stock, also at a per-share price of $11.00, on April 3. A portion of the proceeds received by the Company from the above-described private placement transaction was used to acquire the shares from Mr. Erbey.

Ocwen was advised by O’Melveny & Myers LLP. The purchasers were advised by Greenberg Traurig LLP.

About Ocwen:

Ocwen Financial Corporation is a leading asset manager and business process solutions provider specializing in loan servicing, special servicing, and mortgage services. Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, the District of Columbia, Florida, Georgia and New York and global operations in Canada, Germany, India and Uruguay. Utilizing our state of the art technology, world-class training and six sigma processes, we provide solutions that make our clients’ loans worth more. Additional information is available at www.ocwen.com.

Forward-Looking Statements:

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in Ocwen’s reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and our Forms 8-K filed during 2007, 2008 and 2009. The forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen undertakes no obligation to update or revise the forward-looking statements.